Exhibit 4.12

AMENDMENT NO. 1 DATED MARCH 31, 2003 TO THE TERM LOAN AND SECURITY

AGREEMENT DATED DECEMBER 23, 2002 BETWEEN PIONEER DRILLING SERVICES, LTD.

AND MERRILL LYNCH CAPITAL, a division of MERRILL LYNCH BUSINESS FINANCIAL

SERVICES INC.

This Amendment is made part of and modifies the Term Loan and Security Agreement (the “Agreement”) between Pioneer Drilling Services, Ltd. (“Customer”) and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc. (“MLC”). Terms otherwise not defined herein shall have the meaning ascribed to them in the Agreement.

1.                    The following sections of the Agreement are hereby amended as follows:

(a)                                  Section 3.3, Sub-section (i), Sub-clause (ii) Cash Flow Coverage Ratio is hereby amended and restated as follows:

“(ii)         Fixed Charge Coverage Ratio. Customer shall maintain at all times (on a consolidated basis with Parent) to be tested quarterly on the last day of each fiscal quarter of Customer a Fixed Charge Coverage Ratio of not less than 1.00 to 1.00. The Fixed Charge Coverage Ratio is defined as:

Net Income + Interest + Taxes + Depreciation + Amortization — Distributions or Dividends —

Maintenance Capital Expenditures (each for the preceding four fiscal quarters)

Consolidated Interest Expense + scheduled maturities on principal indebtedness + cash taxes paid

— cash tax refunds received (each for the preceding four fiscal quarters)

As used herein, “scheduled maturities of principal indebtedness” shall exclude amounts due on the maturity date of the Bridge Loan.

As used herein, “Maintenance Capital Expenditures” shall mean amounts actually paid for the routine maintenance to the extent such maintenance is required to keep that equipment in operating condition. “

(b)                                 Section 3.3, Sub-section (i) is hereby amended by inserting the following Sub-clause (iv):

“(iv)  Senior Cash Flow Coverage Ratio. Customer shall maintain at all times (on a consolidated basis with Parent) to be tested quarterly on the last day of each fiscal quarter of Customer a Senior Cash Flow Coverage Ratio of not less than 1.50 to 1.00. The Senior Cash Flow Coverage Ratio is defined as:

Net Income + Interest + Taxes + Depreciation + Amortization — Distributions or Dividends —

Maintenance Capital Expenditures (each for the preceding four fiscal quarters)

Consolidated Interest Expense less interest on Subordinated Debt + scheduled maturities on principal indebtedness + cash taxes paid — cash tax refunds received (each for the preceding 4 quarters)

As used herein, “scheduled maturities of principal indebtedness” shall exclude amounts due on the maturity date of the Bridge Loan.

As used herein, “Maintenance Capital Expenditures” shall mean amounts actually paid for the routine maintenance to the extent such maintenance is required to keep that equipment in operating condition.

Beginning with the Customer’s fiscal quarter ending on March 31, 2003, Customer shall be in compliance with the foregoing covenant as of the end of each fiscal quarter of Customer calculated on a rolling four quarter basis.”

(c)                                  Exhibit B to the Term Loan and Security Agreement- Certificate of Compliance shall be modified to comply with this Amendment in a form acceptable to MLC.

2.          Except as amended hereby, the Term Loan and Security Agreement is restated and shall remain in full force and effect. This Amendment is binding upon, and inures to the benefit of, the successors and assigns of the parties hereto.

3.          To the extent of any conflict or inconsistency between this Amendment and the terms and conditions of the Agreement, this Amendment will prevail.

IN WITNESS WHEREOF, this Amendment has been duly executed by each party as of the day and year first above written.

Accepted at Chicago, IL.:

MERRILL LYNCH CAPITAL,	PIONEER DRILLING SERVICES, LTD.
a division of MERRILL LYNCH	A Texas limited partnership
BUSINESS FINANCIAL SERVICES INC.
By PDC MGMT. CO., a Texas corporation
its General Partner

By:	By:

Title:	Title:

Acknowledged by:
Guarantor

PIONEER DRILLING COMPANY
A Texas corporation

By:

Title:

PDC MGMT. CO.,
A Texas corporation

By:

Title:

PDC INVESTMENT CORP.
A Delaware corporation

By:

Title:

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